UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): July 1, 2013 (June 25, 2013)

Aura Systems Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-17249	95-4106894
(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1310 East Grand Ave. El Segundo, California 90245
(Address of principal executive offices and zip code)

(310) 643-5300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01                      Entry into a Material Definitive Agreement.

On June 25, 2013, Aura Systems, Inc., a Delaware corporation (the “Company”) closed its private offering pursuant to the Securities Purchase Agreement (“Agreement”), Security Agreement (“Security Agreement”) and Collateral Agency Agreement (“Collateral Agency Agreement”), each dated May 7, 2013.  At this closing (“Final Closing”), four additional accredited investors became party to the Agreement and the Collateral Agency Agreement (“Investors”) and the Company issued and sold an aggregate principal amount of $325,000 of senior secured convertible notes (“Notes”) and 7-year warrants (“Warrants”) to acquire up to 433,334 shares of common stock (“Warrant Shares”) to these Investors.

The Notes mature on the first anniversary of the date of issuance and bear interest at a rate of 16% per annum. The Notes are initially convertible into shares of common stock at a conversion price of $0.50 per share, subject to adjustment for certain dilutive issuances. The Notes are secured by a first priority security interest in all of the Company’s assets except its patents and all other intellectual property. The Notes provide Investors with a right to participate in or convert their investments into securities issued in a qualified financing.

The Warrants have an exercise price of $0.75 per share, which is subject to adjustment for certain dilutive issuances and customary adjustments for corporate events such as reorganizations, splits and dividends.

This Final Closing described above terminates the private offering conducted pursuant to the Agreement. In the aggregate for the entire offering, the Company issued and sold $2,720,700 of Notes and Warrants to acquire up to 3,627,600 Warrant Shares, pursuant to the Agreement. Of the aggregate amount issued, the Company issued $1,645,700 of Notes to certain investors in exchange for other obligations of the Company.

The foregoing descriptions of the terms of the Agreement, Notes, Warrants, Collateral Agency Agreement and Security Agreement are qualified in their entirety by the full text of the agreements to be furnished as exhibits in our periodic reports filed with the Securities and Exchange Commission.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02                      Unregistered Sales of Equity Securities

The disclosure contained in Item 1.01 is incorporated by reference into this Item 3.02.

The Notes and Warrants under the Purchase Agreement were offered and sold in transactions exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof. Each of the recipients of the foregoing securities was an “accredited investor” as defined in Regulation D.

The Company utilized a registered placement agent in connection with the foregoing transaction and paid the placement agent a cash commission equal to $32,500 and a 7-year warrants (“Placement Agent Warrants”) to purchase up to 43,334 shares of common stock at an exercise price of $0.75 per share at the Final Closing. In the aggregate for the entire offering, the placement agent received $163,370 in cash commissions and Placement Agent Warrants to purchase up to 217,830 shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 1, 2013                                                                           AURA SYSTEMS INC.,
a Delaware corporation

By: /s/ Melving Gagerfman
Name:           Melvin Gagerman
Its:           Chief Executive Officer